CORPORATE PARTICIPANTS

Glenn Davies

P.H. Glatfelter — IR, Corporate Finance

George Glatfelter

P.H. Glatfelter — Chairman, CEO

John Jacunski

P.H. Glatfelter — Senior VP, CFO

Dante Parrini

P.H. Glatfelter — Executive VP, COO

CONFERENCE CALL PARTICIPANTS

Mark Connelly

Credit Suisse — Analyst

Bruce Klein

Credit Suisse — Analyst

Mark Wilde

Deutsche Bank — Analyst

Phil Kenney

Nomura — Analyst

PRESENTATION

Operator

Good morning. My name is Shawanna, and I will be your conference operator today. At this time I would like to welcome everyone to the P.H. Glatfelter Second Quarter Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer period.

Thank you. It is now my pleasure to turn the floor over to your host, Mr. Glenn Davies. Sir, you may begin your conference.

Glenn Davies - P.H. Glatfelter — IR, Corporate Finance

Thank you, Shawanna. Good morning and welcome to Glatfelter’s Second Quarter Earnings Conference Call. My name is Glenn Davies, and I’m with the Company’s Corporate Finance Group.

I’m joined this morning by George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, Executive Vice President and Chief Operating Officer; as well as John Jacunski, our Senior Vice President and CFO.

Before we begin our presentation, I need to make a few comments. First, in our earnings release and in the comments that you will hear shortly, we use the term “adjusted earnings.” As many of you may know, this is a non-GAAP financial measure, since it excludes from our GAAP-based results the effects of certain items that we do not consider to be part of our core business operations.

In our earnings release we provided a reconciliation of adjusted earnings to our GAAP-based results together with a discussion of why we use adjusted earnings. The earnings release and the reconciliation are available on the Investor Relations page of our corporate website, Glatfelter.com.

I’d also like to remind you that statements made today concerning our expectations about future trends or business performance may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2007 Annual Report filed with the SEC for important factors that could cause our actual results to differ materially from any results which might be projected, forecasted, or estimated in any of our forward-looking statements.

And finally, on our website and through the webcast provider, we have made available slides to accompany this morning’s presentation. We will refer to these during today’s presentation to supplement the discussion of our results for this quarter.

Thank you, and I will now turn the call over to George.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Thank you, Glenn. Good morning, everyone, and welcome. As usual, during this morning’s call, I’ll provide some introductory remarks about our overall business, and then I will ask John Jacunski to discuss our financial performance in more detail. Next, Dante will provide further insight from an operations perspective before we turn the call back to you for your questions.

I trust that most of you have had a chance to review our earnings release that was issued earlier this morning. For the second quarter of 2008, we reported record net sales of $320 million. This reflects an 11.2% increase when compared with $288 million for the second quarter of 2007. Our net income for the second quarter was $3.2 million, or $0.07 per share. On an adjusted earnings basis, second quarter earnings were $0.06 per share compared with a loss of $0.02 per share in the second quarter of 2007.

During the quarter, our entire business was significantly impacted by record high levels of input costs. Raw material and energy costs increased $16.4 million compared to last year, which equates to $0.13 per share. Although we’ve increased selling prices in all of our markets, to date these increases alone have not allowed us to keep pace with the rapid rise of input costs. To offset the difference, we continue to focus on aggressively driving costs out of our business. In fact, this focus, particularly in Chillicothe, has allowed us to increase the operating income of our business units during the quarter.

To improve the cost-price relationship, we expect to continue to aggressively pursue price increases to offset raw material and energy costs, as well as focus on further cost reduction initiatives to improve our financial performance.

Even with the challenging economic environment that we’re experiencing, we’ve been able to generate record quarterly sales. Excluding the impact of changes to foreign currency exchange rates, our revenue increased 8% during the quarter. This was driven by strong demand in our Composite Fibers business unit, the Caerphilly acquisition, and our ability to sustain demand in Specialty Papers despite the generally weak conditions in the broader uncoated free sheet market.

Our revenue growth is also supported by continued emphasis on new product development. In the first six months of this year, revenue from new products totaled $341 million, or 54% of our total revenue stream. I’m pleased with our continued success in this area of the business.

I’ll now ask John to provide a more in-depth discussion of the second quarter financial results. John?

John Jacunski - P.H. Glatfelter — Senior VP, CFO

Thank you, George. As George stated, we reported net income of $3.2 million, or $0.07 per share, for the second quarter of 2008. When excluding the gain from the reversal of a reserve related to the shutdown of our Neenah facility and acquisition and integration costs, our adjusted earnings were $0.06 per share this year compared to a loss of $0.02 last year, excluding non-core business items.

As shown on slide 4, overall the primary drivers of the improvement in earnings in the comparison were a smaller operating loss from Specialty Papers increased earnings per share by $0.03, lower net interest expense increased earnings per share by $0.04, and a lower tax rate increased earnings by $0.01.

Specialty Papers results improved almost 70% for the quarter as the unit reported a significantly smaller loss of $700,000 this year compared to a loss of $2.3 million in second quarter last year. As shown on slide 7, the improvement was led by our success with cost reduction initiatives in Chillicothe. However, raw material and energy prices increased $11.6 million, with higher selling prices offsetting only $9 million of this increase.

Specialty Papers results in both quarters in comparison were negatively impacted by the scheduled maintenance outages in our Spring Grove and Chillicothe facilities that we complete each year. The total impact on second quarter operating income of these maintenance outages was $15.6 million, or $0.22 per share in 2008, which was in line with 2007.

The Composite Fibers business unit, which accounted for approximately 35% of consolidated net sales, had operating income of $6.8 million during the quarter, unchanged from a year ago. It’s important to remember that this unit’s results in the second quarter were adversely impacted by $1 million due to the upgrade of one of its paper machines in June, which required the machine to be down for about one month. As shown on slide 10, this unit’s results were also negatively impacted by rising input costs, which increased faster than selling prices. And as we expected, the results of the recently completed Caerphilly acquisition were improved from the first quarter but still slightly dilutive to this unit’s results.

Capital expenditures totaled $25.4 million year to date compared to depreciation expense of $30.7 million. For the full year, we expect capital expenditures to total $52 million to $57 million.

We recently announced a $38 million investment to install state-of-the-art inclined wire technology on another Composite Fibers paper machine. As a result of this upgrade, we will be required to accelerate depreciation of the components to be replaced. This will increase our depreciation by $700,000 per quarter beginning in the third quarter of 2008 and concluding through the third quarter of 2009. In addition, we expect our third quarter results will be negatively impacted by up to $0.01 per share due to the startup of the paper machine that was upgraded in June.

As we look at the balance sheet, it remains in good shape. As of June 30, excluding the collateralized debt instruments related to prior timberland sales, our net debt was $233 million, down $17 million since the end of 2007.

This concludes my comments on our financial results. Dante will now provide comments about our business unit performance.

Dante Parrini - P.H. Glatfelter — Executive VP, COO

Thank you, John, and good morning. Let’s start with Specialty Papers. As you’ve just heard, we reported a loss from operations of $700,000. Compared with last year’s second quarter, the improvement in our results reflects significant progress achieved in implementing several profit improvement initiatives at Chillicothe. In Specialty Papers, net sales increased 2.3% as selling prices were higher across all market segments.

Volumes shipped by Specialty Papers were essentially unchanged in the comparison, although the mix changed. We had significant growth in envelope, which was up approximately 15%, and engineered products was up nearly 3%.

For the quarter, book publishing was off 4%, although it is up 4% on a year-to-date basis. And carbonless volumes shipped were down 3% in the quarterly comparison. The rate of attrition in carbonless products during the second quarter was less than we have been experiencing, although on a year-to-date basis, shipments are down 7%, which is in line with our expectations.

From an outlook perspective, our Specialty Papers business unit’s backlog remains strong. We’re operating at capacity, and we expect volumes in the third quarter of 2008 to be consistent with the same period in 2007. For the balance of the year, we remain concerned about the combined impact of a slowing US economy and the typical seasonal slowdown we experience as we approach year end.

As for pricing, we expect selling prices in all of our markets to be higher than second quarter levels and to move in line with input cost changes. Earlier in the year and again in July, we announced price increases across all product lines. The most recent price increase announcements will begin to phase in during the third quarter.

Now a few comments about operations. As in past years, we completed the annual maintenance outages at both Spring Grove and Chillicothe this quarter. We’re very pleased with the execution of the outages, as each mill shortened the down time during the outage and completed the scope of work within budget. With respect to Chillicothe, we continue to make progress implementing a number of cost reduction initiatives. In June we streamlined some functions and eliminated certain salaried positions. In addition, we’re improving productivity and eliminating underutilized equipment, which is allowing us to improve our cost structure.

Across the entire Specialty Papers business unit, we are aggressively taking actions to reduce costs, control spending, and improve product performance and service, which we believe will help mitigate any impact from an unfavorable economic environment. We are confident that the actions being taken will further improve our financial performance.

Let’s turn to Composite Fibers. Net sales increased 32% compared to the same quarter a year ago, reflecting the inclusion of the Caerphilly operation, foreign currency translation, and improved shipping volumes in all product lines. Specifically, Food and Beverage shipments were up 1.2% despite a continuing tight abaca fiber supply environment and our own capacity constraints. Composite laminates increased 9%, and technical specialties was up 4%. Metallized shipments almost doubled, reflecting the additional volume from the Caerphilly acquisition.

As for pricing in Composite Fibers, on a constant currency basis, we saw moderate improvement in average selling prices for food and beverage as well as composite laminates. Pricing in our other product lines was generally unchanged.

Composite Fibers facilities ran well during the quarter. As you’ve heard, we completed a $10 million project to upgrade a paper machine at our Gernsbach, Germany facility. Since completion of the upgrade in June, we have successfully restarted the machine and are shipping quality paper to our customers. We believe we are well positioned to serve the growing needs of our food and beverage markets on a worldwide basis.

From an outlook perspective for the Composite Fibers business unit, cost pressure remains a concern. However, higher average selling prices, coupled with the continuing success of our cost reduction initiatives, are expected to more than offset the impact of input cost increases in the second half of this year. We expect tall demand for this business unit’s products and shipping volume in the second half of 2008 at levels higher than the same period in 2007, reflecting additional volume attributable to the Caerphilly acquisition.

This concludes my remarks. I’ll turn it back to you, George.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Thank you, Dante. As you’ve just heard from both John and Dante, we had a relatively successful quarter in a number of areas. And this particular quarter is always challenging, driven in large part by the annual maintenance shutdowns that we have previously discussed. Still, we were able to demonstrate continuation of improved year-over-year financial performance and have maintained a positive earnings trajectory on that basis for the past several quarters. I believe this performance demonstrates that our business strategy is working.

As we move into the second half of 2008, execution of this strategy will continue. In Specialty Papers, our focus is on continuing to reduce costs. This has enabled us to steadily increase operating income in this business unit over the last several years. With respect to the uncertain economic situation we are currently confronting, it’s now more important than ever.

Additionally, we will need to sustain our revenue stream within this business unit in the face of a generally soft uncoated free sheet market. We intend to accomplish this objective through the strength of our value proposition to existing customers, as well as through a strong pipeline of new products.

Finally, turning to Composite Fibers, we will increase capacity to serve our growing markets. Capacity expansion will be generated by improving the productivity of our current machines, ensuring that we generate the expected production from the machine upgrade completed in June, and completing the recently announced $38 million upgrade to a machine planned for late 2009. In my view, these are the most important things that we can do to move the business forward and generate value for our shareholders.

That concludes our prepared remarks for today’s call. I would again like to thank you for your interest and open the line to address your questions. Shawanna?

QUESTION AND ANSWER

Operator

Our first question comes from Mark Connelly with Credit Suisse. Please go ahead.

Mark Connelly - Credit Suisse — Analyst

Thank you. A couple of questions, George. When I think about your engineered paper business, I think about sort of broad but relatively shallow economic exposure. Is that still true these days? Obviously, your overall portfolio has changed quite a bit in the last couple of years, but should we think of you guys still as gently sensitive to economic conditions in the US rather than severely? Is that still a right sort of calibration?

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Thank you, Mark. I’m a little careful with generalizations, but I think your characterization is true. In general, we do have a pretty broad product line, and that’s complemented by some pretty strong customer relationships that in times of economic stress tend to work in our favor. These relationships have enabled us to, I think, mitigate to date a large portion of the impact of the declining economy. I think that’s important.

In Specialty Papers, for example, we’ve improved our volume shipped in areas of envelope and the uncoated engineered product grades that you talked about. And in the Composite Fibers business unit, we continued to increase delivery in the tea and coffee markets, and we’ve grown composite laminates due to the exit of a number of competitors in that market. I think, in fairness, the economy and its impact, particularly on sales volume, remains a risk as we look into the second half of 2008.

Mark Connelly - Credit Suisse — Analyst

That’s helpful. Just two more questions. Can you give us a little bit more color on what you think is happening in envelope that’s helping drive that? Obviously, we had a couple of disastrous direct-mail months. Are we just rebounding from that, or are we seeing an inventory build, or are your customers and competitors doing something different now?

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Thanks, Mark. I’ll direct that to Dante.

Dante Parrini - P.H. Glatfelter — Executive VP, COO

Hi, Mark.

Mark Connelly - Credit Suisse — Analyst

How are you doing?

Dante Parrini - P.H. Glatfelter — Executive VP, COO

As you know, our envelope and converting paper business has carved out a bit of a regional niche in the Greater Mid-Atlantic and East Coast, and we’ve developed a service proposition that is viewed as the benchmark. So our ability to allow our customers to reduce working capital, especially during this type of economic environment and the combination of our consistent quality and the relationships that we’ve been able to develop and their utilization of tools like myglatfelter.com have all kind of added up to allow us to continue to grow this part of our business. And we’re quite comfortable with the position that we have, even as you referenced the kind of tough few months in advertising and direct marketing.

Mark Connelly - Credit Suisse — Analyst

All right, just one last question on Chillicothe. Obviously, the decision to close Neenah and do Chillicothe in retrospect has been a huge success, and you’re showing some pretty big improvement there, and you’ve mentioned your own steady improvement. Is there a whole lot more that we should be expecting out of that operation, Dante?

Dante Parrini - P.H. Glatfelter — Executive VP, COO

Clearly, we’re pleased with the progress that we’ve made. And as you know, we’re never happy. So the business environment is going to force us to be hard-nosed on the cost side and continue to push for productivity improvements and continue to manage our mix. As you know, that facility produces carbonless papers as well. So I do believe that we have an opportunity to continue to improve our performance at Chillicothe, and that’s the path that we’re taking, and those are the targets that we’re establishing inside Glatfelter.

Mark Connelly - Credit Suisse — Analyst

Very helpful. Thank you.

Operator

Thank you. Our next question is coming from Bruce Klein, Credit Suisse. Please go ahead.

Bruce Klein - Credit Suisse — Analyst

Hi, good morning. I was just, could you just help us on timberland, what the latest is on the status and the strategy there for those remaining assets?

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Sure, Bruce. This is George. Good morning. I think that the watchword on the timberland is that we’re still actively marketing properties, but the interest in most of our holdings has declined commensurate with some of the economic stresses that we have. Today we have about 37,000 acres remaining; 18,000 of those are in Pennsylvania, 8,000 are in Delaware, and 11,000 are in northern Virginia. We said all along that we intend to maximize the value of this timberland asset over time, and clearly, the situation that we have now from an economic point of view has dampened interest in the short to intermediate term. We’ll continue to follow all of our tracts, and as opportunities to monetize those tracts become available, make the appropriate decision. We’re still fully committed to monetizing all of our timberland assets.

Bruce Klein - Credit Suisse — Analyst

And is there any substitution shift or new capacity coming overseas in any composite fibers or any of those businesses that is particularly worrisome at this point?

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Not at the moment, Bruce. If anything, I think I mentioned earlier, in the composite laminate side of our business—these are the products that we’re producing for laminated furniture and flooring—we’ve actually seen competitors leave the market, arguably strengthening our position. But from a substitute product point of view, really no changes.

Bruce Klein - Credit Suisse — Analyst

Okay, thanks, guys.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

You’re welcome.

Operator

Thank you. Our next question is coming from Mark Wilde with Deutsche Bank. Please go ahead.

Mark Wilde - Deutsche Bank — Analyst

Good morning, George, Dante, John.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Good morning.

Mark Wilde - Deutsche Bank — Analyst

Just a question about the North American business first. It seems that we’ve had quite a shift here over the last six or eight years. You used to talk about really trying to shrink the proportion of the business that was envelope business, and we used to hear, I think, a little bit more about trying to push that growth in the engineered papers. Can you give us a little more color on that shift?

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Yes, Mark, we can. This is George. We clearly, as Dante has indicated, have been leveraging customer relationships, superior service propositions to drive value in the envelope market. And I think the business that we have today is a result of that. And as you mentioned, that’s grown over the past quarter. We certainly are not de-emphasizing engineered products. They have grown as well. And that will continue to be a focus of our’s going forward. So that’s the way I’d address your question.

Mark Wilde - Deutsche Bank — Analyst

Yes, I guess, what I’m curious about in envelope paper is whether that’s really a defensible position for you over time, given that you’ve got some smaller machines and probably not the low pulp costs that bigger mills or maybe even offshore mills have, George.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

I think it’s a fair question. History has shown that we’ve been able to grow our market share in a market that has been in modest decline, and the manner that we approach that particular part of the business is not with a commodity mindset. We tend to focus our efforts on a regional basis where the costs to serve are manageable. I’ve mentioned the best-in-class service delivery that we have in that regard. And I think as long as we continue to approach that market in that fashion, our customers will value what we do. And that’s held up through the years, and it’s certainly been a factor in the performance in that market in 2008.

Mark Wilde - Deutsche Bank — Analyst

George, how is the volume and the share doing this year in the other North American business, which is really the book paper business?

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Book paper, Mark, was off about 4% in the quarter, but I think it’s up about 4% year to date, so pretty much steady as she goes. We don’t believe that we are in the process of losing any volume or market share in that particular market. The carbonless papers continues to decline at the rate of 7% to 9%. That’s the number that I think we’ve used a number of times in the past. So we don’t really see anything extraordinary in that marketplace, either.

Mark Wilde - Deutsche Bank — Analyst

Have you seen, George, any change in the book paper market, just given some of the consolidation and rationalization moves that the big guys have made?

George Glatfelter - P.H. Glatfelter — Chairman, CEO

The change that I’ve seen is more intuitive, Mark. I think that with the consolidation that’s happened across the larger scale players, the value proposition and sustainability that Glatfelter has historically had to that market, I think, resonates more strongly. This is a business that I think we understand better than anybody else in the business. It’s a business where long-term relationships are important in understanding buying patterns and what’s important to customers. So if anything, I’ve seen—again, intuitively—a net positive with respect to how that business is viewed by our customers.

Mark Wilde - Deutsche Bank — Analyst

Does that print-on-demand, has that changed that business much at all yet, George?

George Glatfelter - P.H. Glatfelter — Chairman, CEO

That’s an emerging technology. It’s an area of substantial growth in the printing papers business. But it’s an area that has yet to generate substantial scale.

Mark Wilde - Deutsche Bank — Analyst

Yes, okay. All right. Just turning over to Europe for a second, I think Dante mentioned the tight supplies of abaca pulp, and I wonder, with the additional inclined wire, whether you’re giving any more thought to expanding down in the Philippines?

Dante Parrini - P.H. Glatfelter — Executive VP, COO

Yes, clearly, the availability and supply of abaca fiber is more important to us as we expand capacity and continue to support the growth on a global basis. We’re the largest buyer of raw fiber in the Philippines. You know we are integrated and have our own pulp mill.

Mark Wilde - Deutsche Bank — Analyst

Right.

Dante Parrini - P.H. Glatfelter — Executive VP, COO

And we have invested a lot of time and R&D activities in developing a variety of alternatives that would allow us to not only work with the current levels of abaca fibers, but other types of process technology and materials science that allows us to meet the technical specifications of the market, manage our costs, and furnish the paper machines to keep up with demand. So all in all, it’s an area that we have to spend time and attention on, but I don’t view it as a major risk that would hold us back from continuing to support the growth of our markets and realize the returns on the recent investments.

Mark Wilde - Deutsche Bank — Analyst

But it doesn’t sound to me like it’s likely that you would expand the pulp business down in the Philippines. Is that fair?

Dante Parrini - P.H. Glatfelter — Executive VP, COO

I think it’s yet to be determined and it will be driven on the return in the business case vis a vis the option.

Mark Wilde - Deutsche Bank — Analyst

All right. Well, we like that kind of evaluation. Finally, Dante, I know you’ve been spending a lot of time over in Asia the last few years. Any update on China and other locations over there?

Dante Parrini - P.H. Glatfelter — Executive VP, COO

No real update, Mark.

Mark Wilde - Deutsche Bank — Analyst

Okay, very good. Thanks, Dante.

Dante Parrini - P.H. Glatfelter — Executive VP, COO

Yes.

Operator

Thank you. Our next question comes from Phil Kenney with Nomura. Please go ahead.

Phil Kenney - Nomura — Analyst

Hi. I just had a couple questions on your carbonless business. You said that shipments were down 3% in the quarter and 7% year to date. Can you tell me what percent of your shipments go outside of the United States?

Dante Parrini - P.H. Glatfelter — Executive VP, COO

This is Dante, Phil. A very small percentage. Over 90% of our carbonless volumes is sold in the US.

Phil Kenney - Nomura — Analyst

And can you tell me what your market share is in the US and how consolidated that industry is?

Dante Parrini - P.H. Glatfelter — Executive VP, COO

Well, there are two primary suppliers. There are a few print suppliers outside of the US and one that plays in a small niche in North America. I’m not sure that we’ve had a practice of disclosing market shares. John?

John Jacunski - P.H. Glatfelter — Senior VP, CFO

No, we haven’t specifically, although there are two major suppliers, and we have a substantial share of the market.

Phil Kenney - Nomura — Analyst

Have there been any capacity cuts to push up pricing in that segment, or is it just not necessary because there are only two large players?

John Jacunski - P.H. Glatfelter — Senior VP, CFO

Well, our strategy has been, as we have seen declining carbonless, was to replace that with growth in our other market segments, and you’ve heard some of the growth we’ve been able to generate this morning. So we are using that capacity to make other products. We’re not cutting capacity, but we are managing the capacity with the demand in the market.

Phil Kenney - Nomura — Analyst

Okay, thanks.

Operator

Thank you. Our next question is a follow-up from Mark Wilde with Deutsche Bank. Please go ahead.

Mark Wilde - Deutsche Bank — Analyst

Dante, coming back to Europe, have you seen any impact yet on your business from a slowing which seems to be intensifying over in Europe? I guess I’m curious about it on your overall business, but I’m particularly curious about it with regard to some of the business like the overlay that goes into construction-oriented segments of the market.

Dante Parrini - P.H. Glatfelter — Executive VP, COO

The impact of the European economy on our CFBU backlog has not been negative. As you might recall in our comments, we had composite laminates up 9% year over year. So part of that has to do with our positioning in the market and our relationship with the major players, and as the fringe competitors abdicate their position, it naturally lends itself to us being able to continue to create demand for Glatfelter, almost against what you might be seeing in the economy in Europe.

Mark Wilde - Deutsche Bank — Analyst

What’s the market doing for those type of papers over in Europe overall, through, Dante? Are you seeing the market slow down with the housing market in places like the UK and Spain slowing?

Dante Parrini - P.H. Glatfelter — Executive VP, COO

If you’re looking at macro themes, clearly the economy in Western Europe is slowing a bit, and if you were in businesses that were more tied to GDP-type activity, I think you would be feeling perhaps less optimistic about your backlog as we do. But if you look at the product that we’re producing and the geographic dispersion of our customers and our positioning in each of those segments, I think we’re doing much better than the average player.

Mark Wilde - Deutsche Bank — Analyst

Okay. Very good. Thank you.

Operator

Thank you. At this time, I’m showing that there are no further questions. I would now like to thank you for joining today’s P.H. Glatfelter conference call. You may all disconnect, and have a great day.